DERIVED INFORMATION [4/18/07]

[$527,450,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$527,450,100]

Total Certificates Offered & Non-Offered

(Approximate)

Home Equity Pass-Through Certificates, Series 2007-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-140945 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Fortis Securities LLC

Deal Name	HEAT 2007-3
Settle
S&P Expected Loss
Moodys Expected Loss

	Collateral	Age	3
		Notional Bal	562,425,365.46
		Gross Wac	7.84
		Net Wac	7.32
		WA MTR	24
		Max Rate	13.72
		Gross Margin	5.89
		FICO	632
		CLTV (1sts with no Silent / Simultaneous 2nds, & 2nd Liens)	82.3
		CLTV (Total)	88.5
		Avg Bal	190,330.07

			%	FICO	CLTV (1sts with no Silent / Simultaneous 2nds, & 2nd Liens)	CLTV (Total)	Silent Second
		FICO < 625	42.8	586	80.1	82.8	14.6
		FICO < 550	5.9	528	74.1	76.1	8.4
		CLTV > 90	46.5	652	98.2	99.2	77.7
		IO	26.9	662	84.4	93.8	63.0
		>30Y AM	28.3	627	83.1	88.2	31.8
		Fixed Rate	21.7	626	80.6	82.7	11.8
		ARM	78.3	634	83.0	90.2	43.6
		California	18.7	643	80.0	88.1	42.6
		Michigan, Ohio, Minnesota, Illinious, Wisconsin, Iowa	11.2	625	85.6	90.9	40.1
		First Time Buyer	18.5	649	92.9	97.9	74.1
		Purchase	37.9	648	91.1	96.9	67.5
		Not Purchase	62.1	623	80.2	83.4	17.9
		Owner Occupied	95.4	632	82.5	88.9	38.3
		Non Owner Occupied	4.6	638	80.1	80.5	3.2
		Full Doc	64.4	625	83.1	88.7	35.2
		Reduced Doc	18.7	652	80.8	90.9	53.9
		Other Doc	16.9	638	80.8	85.1	23.2
		1st Lien	97.0	632	81.4	88.2	37.8
		2nd Lien	3.0	650	99.6	99.6	0.0
		Silent or Simultaneous 2nd Lien Exists	36.7	656	0.0	99.3	100.0
		No 2nd Lien Exists	63.3	618	82.3	82.3	0.0
		nzwa DTI: 42.0
		No Prepay	26.0	629	82.7	88.2	33.3
		12m Prepay	5.9	631	78.1	84.2	28.8
		24m Prepay	45.9	635	84.1	91.2	46.2
		36m Prepay	22.2	629	80.2	84.5	23.1